Exhibit 5.1

September 5, 2008
Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637

Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com

Isle of Capri Casinos, Inc. 600 Emerson Road, Suite 300 St. Louis, Missouri 63141

Ladies and Gentlemen:

We are acting as special counsel to Isle of Capri Casinos, Inc. (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, of 2,000,000 shares of its Common Stock, par value $0.01 per share (“Common Stock”) to be offered pursuant to the Amended and Restated Isle of Capri Casinos, Inc. 2000 Long-Term Stock Incentive Plan (the “Plan”).  In connection therewith, we have examined or are otherwise familiar with the Company’s Certificate of Incorporation, as amended, the Company’s By-Laws, as amended, the Plan, the Company’s Registration Statement on Form S-8 (the “Registration Statement”) relating to the shares of Common Stock, the relevant resolutions of the Board of Directors of the Company, and such other documents and instruments as we have deemed necessary for the purposes of rendering this opinion.

Based upon the foregoing, we are of the opinion that the shares of Common Stock registered on the Registration Statement are duly authorized for issuance and when issued in accordance with the provisions of the Plan will be validly issued, fully paid and non-assessable shares of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Mayer Brown LLP

MAYER BROWN LLP

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